LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER FISCAL YEAR 2022 FINANCIAL RESULTS
Record Quarterly GMV Results up 33% Fueled by Real Estate and High Value Equipment

Bethesda, MD - August 4, 2022 - Liquidity Services (NASDAQ:LQDT; www.liquidityservices.com), a leading global commerce company providing trusted marketplace platforms that power the circular economy, today announced the following financial results as of the third fiscal quarter ended June 30, 2022 as compared to the applicable prior year periods:

•Gross Merchandise Volume (GMV) of $325.0 million, up 33%, setting a new record, and Revenue of $69.9 million
•GAAP Net Income of $16.4 million1, up $8.0 million, and GAAP Diluted EPS of $0.501, up $0.26
•Non-GAAP Adjusted EBITDA of $11.9 million and Non-GAAP Adjusted Diluted EPS of $0.21, down $1.5 million and $0.11, respectively
•Cash balance of $88.3 million with zero debt, $5.4 million of shares repurchased in the quarter, trailing 12-month operating cash flow of $42.2 million
•Trailing 12-month GMV of $1.1 billion, up 32%, GAAP Net Income of $64.7 million1,2, Non-GAAP Adjusted EBITDA of $41.8 million

"Our marketplace platform continues to deliver important supply chain efficiencies for our clients and helps them navigate a volatile economic environment. Our outstanding buyer participation and flexible service offerings have enabled sellers to smartly manage and monetize inventory with speed, reliability and excellent recovery during Q3, as we continued to scale our business towards our objective of $1.5 billion in annualized GMV. We remain focused on driving marketplace growth by providing outstanding service, value to our customers, and extending the lives of assets in every product category throughout their global supply chains," said Bill Angrick, Liquidity Services CEO.

Third Quarter Business Highlights

•Our Retail Supply Chain Group (RSCG) segment expanded its footprint with a new distribution center in Kentucky, increasing its capacity to efficiently serve a more diversified set of retail buyers and sellers in the midwestern and southern U.S.
•Our Capital Assets Group (CAG) segment continues its market leadership in the energy supply chain, including an auction of assets from a major oil pipeline project that reduced lead times for energy producers building or expanding production capacity in North America.
•Liquidity Services' expanded its presence in the government facilitated real estate auction market, powering the sale of properties from California to Florida through its efficient online marketplace.

Third Quarter Financial Highlights

GMV for the third quarter was a record $325.0 million, a 33% increase from $244.7 million in the third quarter of 2021.
•GovDeals GMV increased 52%, driven by the post-acquisition growth of Bid4Assets and continuing adoption of our digital marketplace solutions by government agencies over traditional sales methods for a broader array of assets, including vehicles, heavy equipment and real estate. This has been partially offset by lower volumes of used vehicles made available for sale, as new vehicle production disruptions impact government agency vehicle fleet retirement timelines.
•RSCG's total GMV was consistent with the prior year, as expanded diversification in client programs, sales channels, and our distribution network offset macro changes in retail consumer behavior. Some client returns management programs provided fewer higher value products than in the prior year, including for some of our low touch services.
•CAG GMV increased 13%, driven by increased sales in the heavy equipment and energy categories and the EMEA region, partially offset by a decline in the APAC region due to COVID-19 lockdowns in China.
•Company-wide, full-service and self-service consignment sales were 89% of total GMV, up from 85% last year.

Revenue for the third quarter was $69.9 million, consistent with the $69.7 million from the third quarter of 2021.
•Consolidated revenue growth, as expected, increased below the GMV growth rate due to a shift towards more self-service consignment GMV, and a lower blended take rate due to an increase in higher value assets being sold, including real estate, and from an increase in CAG sales conducted with partner organizations during the quarter.
•Despite RSCG's consistent year-over-year GMV, its revenue declined by 4%, reflecting product mix changes including a higher proportion of consignment sales than in the prior year.
•Machinio revenue increased 27%, as equipment owners and dealers continue to demonstrate strong engagement with our digital marketing and inventory management solutions for capital assets.

GAAP Net Income was $16.4 million1, or $0.50 per share1, for the third quarter, an increase from $8.4 million, or $0.24 per share, for the same quarter last year.
•This increase reflects an $11.5 million non-cash reduction in the fair value of the Bid4Assets earn-out liability1 and effect of the prior year $1.1 million promissory note impairment. These increases were offset by a higher effective tax rate that increased our income tax expense, mainly non-cash, following the release of our valuation allowance at the end of last year on U.S. deferred tax assets. We also have a slight increase in amortization expense from the Bid4Assets acquisition, and increased operating expenses from current year investments made in our business operations and technology, and in sales and marketing.

Non-GAAP Adjusted Net Income was $7.1 million, or $0.21 per share, a decrease from $11.2 million, or $0.32 per share last year, driven by the year-over-year decline in GAAP Net Income (after excluding the impact of the $11.5 million non-cash reduction in the Bid4Assets earn-out liability fair value), incremental depreciation expense associated with enhancements of our platform and marketplaces and the expansion of our RSCG distribution network, and the increase in our effective tax rate following the release of our valuation allowance on U.S. deferred tax assets in Q4-FY21.

Non-GAAP Adjusted EBITDA was $11.9 million, a $1.5 million decrease from $13.3 million in Q3-FY21, reflecting increased operating expenses from current year investments made in our business operations and technology, and in sales and marketing.

1 Third fiscal quarter of 2022 includes a $11.5 million, or $0.35 per share, non-cash benefit to GAAP Net Income from a reduction in the fair value of the Bid4Assets earn-out liability due to an expected decline in the auction events and transactions that will be completed during the earn-out period ending December 31, 2022. On a trailing 12 month basis, the non-cash benefit to GAAP Net Income is $20.0 million. The expected decline in the auction events and transactions resulted from developments occurring subsequent to the November 1, 2021 acquisition date, including extended timelines to advance legislation which would allow for online auctions of foreclosed real estate in certain target markets, and other client-specific delays in bringing foreclosed real estate to auction. For further information, see Note 11 - Fair Value Measurement, to our quarterly report on Form 10-Q for the period ended June 30, 2022.

2 Trailing 12 month GAAP Net Income includes a net $24.6 million non-cash benefit from the release of our valuation allowance on US deferred tax assets in Q4-FY21. For further information, see Note 10 - Income Taxes, to our annual report on Form 10-K for the fiscal year ended September 30, 2021.

Third Quarter Segment Operating Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Segment gross profit is calculated as total revenue less cost of goods sold (excludes depreciation and amortization).

Our Q3-FY22 segment results are as follows (unaudited, in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
GovDeals:
GMV	$222.2	$146.1	$559.4	$364.6
Total revenue	$16.6	$14.7	$45.1	$36.4
Segment gross profit	$15.8	$14.0	$42.9	$34.5
% of Total revenue	95%	95%	95%	95%

RSCG:
GMV	$60.5	$61.2	$172.9	$171.6
Total revenue	$42.4	$44.1	$122.9	$118.1
Segment gross profit	$15.9	$17.8	$46.8	$48.3
% of Total revenue	38%	40%	38%	41%

CAG:
GMV	$42.3	$37.4	$129.7	$106.2
Total revenue	$7.8	$8.5	$28.0	$25.9
Segment gross profit	$6.3	$7.1	$21.1	$20.4
% of Total revenue	80%	84%	75%	79%

Machinio:
GMV	$—	$—	$—	$—
Total revenue	$3.1	$2.4	$8.8	$6.8
Segment gross profit	$3.0	$2.3	$8.4	$6.4
% of Total revenue	95%	94%	95%	94%

Consolidated:
GMV	$325.0	$244.7	$862.0	$642.4
Revenue	$69.9	$69.7	$204.8	$187.2

Additional Third Quarter 2022 Operational Results
•Registered Buyers — At the end of Q3-FY22, registered buyers totaled approximately 4,844,000, representing a 22% increase over the approximately 3,970,000 registered buyers at the end of Q3-FY21. Of the increase, approximately 16% is attributable to the Bid4Assets registered buyer base acquired in Q1-FY22.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 884,000 in Q3-FY22, a 43% increase from the approximately 617,000 auction participants in Q3-FY21.
•Completed Transactions — Completed transactions increased to approximately 253,000 in Q3-FY22, a 37% increase from the approximately 185,000 completed transactions in Q3-FY21.

Business Outlook
We have continued to see strong buyer demand for heavy equipment, vehicles, and industrial manufacturing equipment across the globe, leading to strong recovery rates. Global supply chains continue to experience heightened disruptions that could adjust the volume and timing of assets made available for sale in any quarterly period. Notwithstanding such volatility, our expertise in diverse sectors, buyer base across key asset categories, and global reach are providing key advantages to our clients as they navigate this challenging environment. We expect our new real estate category and its technology-led solutions for online auctions to result in further market penetration over the long-term.

Our Q4-FY22 guidance range for GMV is above the same period last year, from 23% to 35% at the low to high end of our guidance range, respectively, and we anticipate year-over-year GMV growth across our segments. GovDeals' seasonality may result in a GMV decline sequentially from its seasonally high third quarter, but GovDeals' strong year-over-year growth is expected to continue despite potentially lower volumes and pricing of used vehicles made available for sale, as new vehicle production disruptions are impacting government agency vehicle fleet retirement timelines. RSCG is expected to continue to be a key resource for retailers as they manage an increasingly inflationary environment and lower consumer demand, and handle any excess inventories created by impacts from changes in consumer sentiment. RSCG GMV levels are expected to increase incrementally year-over-year for Q4-FY22 as we continue to focus on diversifying our seller product flows, sales channels, and distribution networks. We anticipate the current economic environment will create a transition period where the proportion of RSCG sellers' excess inventory to returned goods sold through our marketplaces will increase, while the prior year comparable period contained a more favorable mix of higher value returned products. We expect CAG to show year-over-year growth, including completion of a significant international industrial partner purchase transaction. When significant purchase transactions take place one could expect our ratio of total revenue to GMV to fluctuate upwards, even when conducted with industry specialty partners. In general, as we continue our strategic shift towards a greater proportion of lower touch consignment GMV, including integrating the sales from our growing government real estate auction business, GMV will grow at a higher rate than revenue reflecting our improvements in market share and greater penetration of key product categories.

Our top line guidance reflects continued year-over-year growth, and our profit guidance for Q4-FY22 compared to last year includes similar to higher Adjusted EBITDA performance, with GAAP net income and EPS impacted by a higher effective tax rate from last year’s reversal of the U.S. valuation allowance given our improved long-term prospects. The higher tax rate does not have a material negative impact on cash due to the continued benefit from our remaining tax NOLs. Guidance reflects RSCG product source and mix changes that we expect to potentially result in lower segment gross profit as a percentage of total revenue than last year and increased operations costs from growth and diversification initiatives. Other incremental investments since last year are reflected in sales, marketing, and technology in anticipation of driving growth across our segments towards our $1.5 billion annualized GMV objective.

Our Business Outlook includes forward-looking statements which reflect the following trends and assumptions for Q4-FY22 as compared to the prior year's period:

•Global supply chain uncertainties, including impacts from the Russian invasion of Ukraine and the COVID-19 pandemic, are disrupting international trade and energy markets, and resulting in macroeconomic trends such as inflation, increased interest rates, fluctuations in foreign currency exchange rates, reduced consumer sentiment, and heightened retailer inventory levels. These macroeconomic conditions could adjust the volume, timing, and pricing of assets made available for sale in any quarterly period, which could impact our actual Q4-FY22 performance relative to our current outlook;
•continued R&D spending to support omni-channel behavioral marketing, analytics, and buyer/seller payment optimization;
•spending in business development activities to capture market opportunities, targeting efficient payback periods;
•marketplace seasonality converging back to prior trends;
•continued mix shift to consignment pricing model, which may lower revenue as a percent of GMV but can improve segment gross profit as a percentage of revenue;
•variability in the inventory product mix handled by the RSCG segment, which can cause a decline in revenues and/or segment gross profit as a percentage of revenue, including variability from sellers better optimizing their reverse supply chain operations to return more product to shelves and to avoid episodic seller capacity constraints at certain warehouse or distribution centers;
•continued growth in the government real estate category within the GovDeals segment, which is expected to lower revenue as a percent of GMV but is not expected to significantly impact segment gross profit as a percentage of revenue. COVID-19 and its variants can impact the availability of government policies and resources towards making properties available for auction, which could cause delays in the timing of auction events;
•continued variability in project size and timing within our CAG segment, especially as the Russian invasion of Ukraine and COVID-19 and its variants continue to impact the global economy and the ability to conduct transactions;
•continued growth and expansion resulting from the continuing acceleration of broader market adoption of the digital economy, particularly in our GovDeals and RSCG seller accounts and programs, including the execution by RSCG on its business plans for the launch of AllSurplus Deals and expansion of its distribution network;
•continued growth in our Machinio Advertising subscription service and acceptance of other Machinio service offerings;

•no significant changes to the fair value of the Bid4Assets earn-out liability during Q4-FY22. Changes to the fair value of the Bid4Assets earn-out liability, which has limited visibility and can be highly variable, can impact our GAAP Net Income and GAAP EPS metrics until the earn-out period is complete. The maximum potential earn-out value is $37.5 million;
•successful integration of Bid4Assets and execution by Bid4Assets on planned real estate auction activity and its business plan, including efforts that are underway with local and state governments to advance legislation that allows for online auctions for foreclosed and tax foreclosed real estate.
•Our Q4-FY22 effective tax rate (ETR) is expected to increase to approximately 15% to 20% without a corresponding increase to cash paid for income taxes due to our continued net operating loss carryforward position. The ETR increase is mainly a result of no longer having a valuation allowance on our U.S. deferred tax assets. This range excludes any potential impacts from legislative changes to U.S. corporate tax rates that may be enacted during Q4-FY22; and potential impacts from items that have limited visibility and can be highly variable, including effects of stock compensation due to participant exercise activity and changes in our stock price, and the effects of changes in the fair value of the Bid4Assets earn-out liability; and
•our diluted weighted average number of shares outstanding is expected to be between 33.5 and 34.0 million. We have $6.6 million in remaining authorization to repurchase shares.

For Q4-FY22 our guidance is as follows:

GMV - We expect GMV to range from $300 million to $330 million.

GAAP Net Income - We expect GAAP Net Income to range from $3.5 million to $6.5 million.

GAAP Diluted EPS - We expect GAAP Diluted Earnings Per Share to range from $0.10 to $0.19.

Non-GAAP Adjusted EBITDA -We expect Non-GAAP Adjusted EBITDA to range from $10.0 million to $13.0 million.

Non-GAAP Adjusted Diluted EPS - We expect Non-GAAP Adjusted Earnings Per Diluted Share to range from $0.18 to $0.27.

Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income plus interest and other expenses (income), net; provision for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expenses, deferred revenue purchase accounting adjustments, and goodwill, long-lived and other asset impairment. A reconciliation of Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2022	2021	2022	2021	2022
	(Unaudited)
Net income	$16,408	$8,419	$31,979	$18,193	$64,735
Interest and other expenses (income), net[1]	196	(157)	214	(191)	329
Provision for (benefit from) income taxes	2,183	429	4,254	1,133	(20,249)
Depreciation and amortization	2,641	1,705	7,546	5,246	9,269
Non-GAAP EBITDA	$21,428	$10,396	$43,993	$24,381	$54,084
Stock compensation expense	1,884	1,803	6,156	5,793	7,310
Acquisition costs and impairment of long-lived and other assets[2]	43	1,136	295	1,338	421
Fair value adjustments to acquisition earn-outs	(11,500)	—	(20,000)	—	(20,000)
Business realignment expenses[2,3]	—	—	—	5	—
Non-GAAP Adjusted EBITDA	$11,855	$13,335	$30,444	$31,517	$41,815

1 Interest and other expenses (income), net, per the Consolidated Statements of Operations, excluding the non-service components of net periodic pension (benefit).
2 Acquisition costs and impairment of long-lived and other assets, are included in Other operating expenses, net on the Consolidated Statements of Operations.
3 Business realignment expense includes the amounts accounted for as exit costs under ASC 420, and the related impacts of business realignment actions subject to other accounting guidance.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income is a supplemental non-GAAP financial measure and is equal to Net Income plus stock compensation expense, acquisition related costs such as transaction expenses and changes in earn-out estimates, amortization of intangible assets, business realignment expenses, deferred revenue purchase accounting adjustments, goodwill, long-lived and other asset impairments, and the estimated impact of income taxes on these non-GAAP adjustments as well as non-recurring tax adjustments. Non-GAAP Adjusted Basic and Diluted Income Per Share are determined using Adjusted Net Income. For Q3-FY22 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 26% compared to 14% used for the Q3-FY21 results, except no impact of income taxes was applied to the fair value adjustments to earn-out liabilities as it is not subject to income taxation. These tax rates exclude the impacts of the charge to our U.S. valuation allowance and the fair value adjustments to earn-out liabilities. A reconciliation of Net Income to Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Basic and Diluted Income Per Share is as follows, with the prior year results recast to reflect the previously announced change in the Company's calculation method to adjustment for the amortization of intangible assets:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)
(Dollars in thousands, except per share data)		(recast)**		(recast)**
Net income	$16,408	$8,419	$31,979	$18,193
Stock compensation expense	1,884	1,803	6,156	5,793
Intangible asset amortization expense	984	335	2,735	1,007
Acquisition costs and impairment of long-lived and other non-current assets*	43	1,136	295	1,338
Fair value adjustments to acquisition earn-outs	(11,500)	—	(20,000)	—
Business realignment expenses*	—	—	—	5
Income tax impact of adjustments	(763)	(471)	(2,406)	(1,173)
Non-GAAP Adjusted net income	$7,056	$11,222	$18,759	$25,163
Adjusted basic income per common share	$0.22	$0.34	$0.58	$0.75
Adjusted diluted income per common share	$0.21	$0.32	$0.55	$0.72
Basic weighted average shares outstanding	31,908,864	33,371,906	32,482,326	33,345,580
Diluted weighted average shares outstanding	33,078,568	35,437,761	34,013,233	35,006,898

*Acquisition related costs, impairment of long-lived and other assets, and business realignment expenses, which are excluded from Non-GAAP Adjusted Net Income, are included in Other operating expenses, net on the Statements of Operations.

** In response to the acquisition of Bid4Assets, in the first quarter of 2022, the Company's calculation method for Adjusted Net Income and Adjusted EPS was modified and prior period results were recast to reflect an adjustment for amortization of intangible assets. This change to the calculation improves the comparability of our Non-GAAP financial results between periods, as the timing of acquisitions and their impacts to intangible amortization expense through the application of purchase accounting can be variable, impacting our ability to otherwise assess and communicate changes in the performance of the Company's underlying operations.

Q3-FY22 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (866) 374-5140 or (404) 400-0571 and entering the conference PIN 52950835#. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until August 4, 2023 at 11:59 p.m. Eastern Time. The replay will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted Earnings (Loss) per Share is the result of our Adjusted Net Income (Loss) and diluted shares outstanding.
We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.
We do not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Business Outlook section of this press release. The guidance ranges for our GAAP and non-GAAP financial measures reflect our assessment of potential sources of variability in our financial results and are informed by our evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the Company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the Company has provided qualitative commentary in the Business Outlook section of this press release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; expected future results; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Our business is subject to a number of risks and uncertainties, and our past performance is no guarantee of our performance in future periods. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions; the duration and impact of the COVID-19 pandemic, the Russian invasion of Ukraine, and inflation on the Company’s operations, the operations of customers, project size and timing of auctions, operating costs, and general economic conditions; retail clients investing in their warehouse operations capacity to handle higher volumes of online returns resulting in a retailers sending the Company a reduced volume of returns merchandise or sending us a product mix that is lower in value due to the removal of high value returns; the numerous factors that influence the supply of and demand for used merchandise, equipment and surplus assets; the Company’s need to manage the attraction of sellers and buyers in a broad range of asset categories with varying degrees of maturity and in many different geographies; economic and other conditions in local, regional and global sectors; the Company’s ability to successfully integrate acquired companies, including its most recent acquisitions of Machinio Corp. and Bid4Assets, Inc., and successfully execute on anticipated business plans such as the efforts that are underway with local and state governments to advance legislation that allows for online auctions for foreclosed and tax foreclosed real estate; the Company’s need to successfully react to the increasing importance of mobile commerce and the increasing environmental and social impact aspects of e-commerce in an increasingly competitive environment for our business, including not only risks of disintermediation of our e-commerce services by our competitors but also by our buyers and sellers; the Company’s ability to timely upgrade and develop our technology systems, infrastructure and marketing and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the Company’s ability to attract, retain and develop the skilled employees that we need to support our business; and the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021, and the Company's Quarterly Reports on Form 10-Q for the periods ended December 31, 2021, March 31, 2022 and June 30, 2022 which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services
Liquidity Services (NASDAQ:LQDT) operates the world’s largest B2B e-commerce marketplace platform for surplus assets with over $10 billion of completed transactions, to more than 4.8 million qualified buyers worldwide and 15,000 corporate and government sellers. It supports its clients' sustainability efforts by helping them extend the life of assets, prevent unnecessary waste and carbon emissions, and defer products from landfills.

Contact:
Investor Relations
investorrelations@liquidityservicesinc.com

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Par Value)

	June 30, 2022	September 30, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,286	$106,335
Accounts receivable, net of allowance for doubtful accounts of $383 and $490	8,127	5,866
Inventory, net	14,355	12,468
Prepaid taxes and tax refund receivable	1,489	1,713
Prepaid expenses and other current assets	8,083	5,460
Total current assets	120,340	131,842
Property and equipment, net of accumulated depreciation of $23,018 and $18,558	19,025	17,634
Operating lease assets	14,400	13,478
Intangible assets, net	17,237	3,453
Goodwill	89,247	59,872
Deferred tax assets	16,689	23,822
Other assets	5,872	5,475
Total assets	$282,810	$255,576
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$47,206	$40,611
Accrued expenses and other current liabilities	24,799	25,975
Current portion of operating lease liabilities	4,644	4,250
Deferred revenue	4,920	4,624
Payables to sellers	45,322	33,713
Total current liabilities	126,891	109,173
Operating lease liabilities	10,836	10,098
Other long-term liabilities	414	1,290
Total liabilities	138,141	120,561
Commitments and contingencies (Note 13)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 35,576,454 shares issued and outstanding at June 30, 2022; 35,457,095 shares issued and outstanding at September 30, 2021	36	35
Additional paid-in capital	256,572	252,017
Treasury stock, at cost; 3,794,038 shares at June 30, 2022 and 2,222,083 shares at September 30, 2021	(62,176)	(36,628)
Accumulated other comprehensive loss	(10,481)	(9,011)
Accumulated deficit	(39,282)	(71,398)
Total stockholders’ equity	$144,669	$135,015
Total liabilities and stockholders’ equity	$282,810	$255,576

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
	(Unaudited)
Purchase revenues	$35,507	$37,862	$109,109	$104,902
Consignment and other fee revenues	34,359	31,804	95,739	82,302
Total revenues	69,866	69,666	204,848	187,204
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	28,932	28,543	85,662	77,501
Technology and operations	13,782	12,307	41,573	34,952
Sales and marketing	10,900	9,661	32,217	27,679
General and administrative	6,389	7,676	21,672	21,578
Depreciation and amortization	2,641	1,705	7,546	5,246
Fair value adjustments of acquisition earn-outs	(11,500)	—	(20,000)	—
Other operating expenses, net	27	1,180	18	1,390
Total costs and expenses	51,171	61,072	168,688	168,346
Income from operations	18,695	8,594	36,160	18,858
Interest and other expenses (income), net	104	(254)	(73)	(468)
Income before provision for income taxes	18,591	8,848	36,233	19,326
Provision for income taxes	2,183	429	4,254	1,133
Net income	$16,408	$8,419	$31,979	$18,193
Basic income per common share	$0.51	$0.25	$0.98	$0.55
Diluted income per common share	$0.50	$0.24	$0.94	$0.52
Basic weighted average shares outstanding	31,908,864	33,371,906	32,482,326	33,345,580
Diluted weighted average shares outstanding	33,078,568	35,437,761	34,013,233	35,006,898

Liquidity Services and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Nine Months Ended June 30,
	2022	2021
	(Unaudited)
Operating activities
Net income	$31,979	$18,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,546	5,246
Stock compensation expense	6,156	5,793
Inventory adjustment to net realizable value	98	—
Provision for doubtful accounts	68	269
Deferred tax provision	3,410	96
(Gain) loss on disposal of property and equipment	(29)	87
Gain on termination of lease	(240)	—
Impairment of long-lived and other assets	31	1,338
Change in fair value of earn-out liability	(20,000)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,215)	(420)
Inventory	(1,985)	(8,192)
Prepaid and deferred taxes	224	57
Prepaid expenses and other assets	(2,788)	(2,477)
Operating lease assets and liabilities	451	5
Accounts payable	6,635	17,791
Accrued expenses and other current liabilities	(5,955)	2,242
Deferred revenue	296	1,262
Payables to sellers	8,233	13,256
Other liabilities	(778)	(275)
Net cash provided by operating activities	31,137	54,271
Investing activities
Cash paid for business acquisition, net of cash acquired	(11,164)	—
Purchases of property and equipment, including capitalized software	(6,292)	(3,488)
Increase in intangibles	(19)	(23)
Proceeds from sales of property and equipment	42	68
Proceeds from promissory note	—	4,343
Net cash (used in) provided by investing activities	(17,433)	900
Financing activities
Payments of the principal portion of finance lease liabilities	(75)	(35)
Payment of debt issuance costs	(91)	—
Taxes paid associated with net settlement of stock compensation awards	(1,901)	(3,545)
Proceeds from exercise of stock options	—	353
Payment of earnout liability related to business acquisition	(3,500)	—
Common stock repurchased	(25,447)	(16,143)
Net cash used in financing activities	(31,014)	(19,370)
Effect of exchange rate differences on cash and cash equivalents	(739)	829
Net (decrease) increase in cash and cash equivalents	(18,049)	36,630
Cash and cash equivalents at beginning of period	106,335	76,036
Cash and cash equivalents at end of period	$88,286	$112,666
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$592	$907
Non-cash: Earnout liability for acquisition activity	$4,500	$—
Non-cash: Common stock surrendered in the exercise of stock options	$100	$1,502